CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198895 on Form S-8 of our report dated March 16, 2015, relating to the consolidated and combined financial statements of Vectrus, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the combined financial statements which, on and prior to September 26, 2014, have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations of the Company had it been operated as an independent entity) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado

March 16, 2015